DYNACARE LABORATORIES


TO:         To All Dynacare Employees

FROM:       Harvey A. Shapiro, President & CEO
            Osama I. Sherif, Executive Vice President & COO

DATE:       June 10, 2002

RE:         Acquisition

We would like to provide you with the latest information on activities related to the pending acquisition of Dynacare by Laboratory Corporation of America(R) Holdings (LabCorp(R)).

A Steering Committee has been established to direct the implementation of all integration activities. It has met twice since the acquisition announcement and continues to guide the overall integration process. An Integration Committee of both Dynacare and LabCorp representatives has also been formed to identify the most critical issues to be addressed after the closing. This committee has met three times since the May 9 announcement and has completed the organization of 14 subcommittees. Each Integration Subcommittee has conducted meetings and begun the process of developing in-depth integration plans for its respective areas. Integration Subcommittees have been formed for the following areas to plan for the integration that will be implemented after the closing:


Sales                                    Finance/Tax and Corporate
Systems and Connectivity                 Joint Ventures and Hospital Management
Science/Technology and Purchasing        Internal and External Communications
Molecular Testing                        Synergy Monitoring
Billing                                  LabCorp's Midwest Division
Human Resources                          LabCorp's Central Division
Legal/Compliance/Regulatory              LabCorp's West Division


Dynacare and LabCorp have always been committed to the hardworking, dedicated people who have contributed to the success of their organizations. We believe the synergy of talent from both Dynacare and LabCorp will result in a world-renowned organization that is truly unmatched in quality testing and customer service.

We have received your questions through the Dynacare Hotline and other sources regarding the acquisition. Most of these questions specifically address the status of employee positions, salaries, and benefits. At this time, the Steering Committee is still in the early stages of planning the transition. We will respond to your questions just as soon as decisions are made and we are able to share more specific information. We also hope that you will continue to use the Dynacare Hotline since your questions are very important.

Although approvals of the acquisition are anticipated within the next few months, it is extremely important for both Dynacare and LabCorp to continue operating as two independent companies until the acquisition is completed. Although it is appropriate for the two companies to plan for integration, any activity that interferes with our continued competition is against company policy. We must remain focused on providing our clients with the highest quality services they have come to expect from Dynacare.

                         *******************************

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the "SEC') by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and

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other documents filed with the SEC by Dynacare, at the SEC's website at
www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of Dynacare and their beneficial ownership of Dynacare common stock as of April 15, 2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.




















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